090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20140410048-64
Ross Miller	Filing Date and Time
Secretary of State	06/03/2014 2:45 PM
State of Nevada	Entity Number
	E0260502010-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

On-Air Impact, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

(1) Article 1 has been amended to change the name of the Corporation to "Ecosciences, Inc."
(2) Article 3 has been amended to increase the authorized capital stock of the Corporation to 500,000,000 shares of Common Stock, par value $0.0001 per share; and 50,000,000 shares of "blank check" Preferred Stock, par value $0.0001 per share. There is no change to the par value of the Common Stock and Preferred Stock
(3) A paragraph has been added to Article 3 to inform stockholders of a 500-for-1 Forward Stock Split to the outstanding Common Stock of the Corporation.
(4) See attached Supplement.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4. Effective date and time of filing: (optional) Date: June 23, 2014 Time: 7:00 AM (EST)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

SUPPLEMENT TO THE

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF
ON-AIR IMPACT, INC.

On-Air Impact, Inc. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on May 26, 2010, as amended (the “Certificate of Incorporation”).

2. Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the Corporation is Ecosciences, Inc.

3. Article 3 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The aggregate number of shares that: the Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”), and Fifty Million (50,000,000) shares of preferred stock with a par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock shall have such designations, voting powers, preferences and relative participating optional or other special rights which shall be designated in such series or amounts as the qualifications, limitations and restrictions thereof shall be determined by the Board of Directors of the Corporation.

4. Article 3 is hereby further amended by adding the following as the last paragraph of Article 3:

Immediately upon the effectiveness of this Amendment to the Corporation’s Articles of Incorporation pursuant to the Nevada Revised Statutes (the “Effective Time”), each One (1) issued and outstanding share of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into Five Hundred (500) shares of Common Stock, as constituted following the Effective Time (the “Forward Split”). Any fractional share of Common Stock of the Corporation held by a stockholder immediately after the Effective Time as a result of the Forward Split, shall automatically and without further action, be rounded up to the nearest whole number of a fully-paid and non-assessable share of Common Stock of the Corporation. Immediately prior to the Effective Time, there were an aggregate of 673,503 shares of Common Stock issued and outstanding; and as a result of this Amendment, there will be an aggregate of 336,751,500 shares of Common Stock issued and outstanding. Following the Effective Time, the authorized shares of Common Stock shall remain Five Hundred Million (500,000,000) and the par value of the Common Stock shall remain $0.0001 per share. The Forward Split shall have no effect on the issued and outstanding Preferred Stock or the number of shares of Common Stock issuable upon the conversion thereof.

5. This Amendment was duly adopted in accordance with the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes.

6. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 3rd day of June 2014.

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	President, Chief Executive
Officer, Secretary and Treasurer

2

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

ECOSCIENCES, INC.

Nevada Business Identification # NV20101399873

Expiration Date: May 31, 2015

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance with Title 7 of Nevada Revised Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on June 4, 2014

ROSS MILLER
Secretary of State

This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration.

Please Post in a Conspicuous Location

You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.